Exhibit 10.35

FIRST HORIZON PHARMACEUTICAL CORPORATION

ACCELERATED VESTING PLAN

(also functioning as a Summary Plan Description)

Effective: January 24, 2006

FIRST HORIZON PHARMACEUTICAL CORPORATION

ACCELERATED VESTING PLAN

Plan Document and Summary Plan Description

The Board of Directors of First Horizon Pharmaceutical Corporation (the “Company”) has determined that it is in the best interest of the Company to adopt this Accelerated Vesting Plan (the “Plan”) in order to attract and to retain the qualified personnel needed to assist in the Company’s business.

This document is the Plan’s plan document, and also functions as its summary plan description. This Plan will control in case of conflict with any other document except as provided in Section 2.4. Throughout this Plan, the term “Sponsor” is used when the Company is acting in its non-fiduciary capacity as Plan sponsor and settlor. The term “Plan Administrator” is used when the Company is acting in the limited capacity of interpreting the Plan and determining eligibility for benefits (see Section 8 below for detailed information).

The Plan became effective on January     , 2006, when it received approval of the Company’s Board of Directors. Even if the Plan expires or is terminated, the Sponsor will thereafter honor any vested but unpaid benefits under the Plan (subject to Section 8 below). References to Sponsor, the Company, and their affiliates also refer to any successor to their interests.

1.             Plan Eligibility. Participants in the Plan as of January     , 2006 (the “Participant Date”) are listed on Exhibit A (each a “Participant”) and will be eligible for certain severance benefits described in Section 2. Any employee hired after the Participant Date will only be a Participant if approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee of the Company’s Board of Directors shall have the absolute discretion and authority to determine the Participants.

2.             Severance Benefits

2.1.         Amount and Conditions

A Participant who experiences a Triggering Event (defined below) and executes any agreement that the Sponsor may, in its discretion, require pursuant to Section 2.3, will become vested in the right to receive the following “Severance Benefit”:

(a)  If the Triggering Event is a Change in Control, such Participant shall become 100% vested in any stock option, restricted stock, or other stock-based award received from the Company or its affiliates.

(b)  If the Triggering Event is other than a Change in Control, such Participant shall receive credit for one year of additional vesting for purposes of determining vested interest in any stock option, restricted stock, or other stock-based award that the Participant has received from the Company or its affiliates, except as Participant’s employment agreement with the Company, if any, may provide for greater vesting benefits.

If a Participant’s employment with the Company is terminated for any reason other than a Triggering Event, Participant will not be eligible for any benefits under this Plan.

2.2.         Definitions

2.2.1.      “Triggering Event” means any of the following:

(a)           Participant’s death;

(b)           the Company’s termination of Participant’s employment with or service to the Company without Cause;

(c)           the occurrence of a Change in Control; and

(d)           the Participant’s termination of Participant’s employment with or service to the Company for Good Reason.

2.2.2.      “Cause” means that:  (a) Participant shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or a crime involving dishonesty, fraud or moral turpitude; (b) Participant shall have repeatedly refused to follow the lawful direction of the Company’s Board of Directors or supervising officers; (c) Participant shall have engaged in acts of fraud, embezzlement, theft, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company; (d) Participant shall have been grossly negligent or shall have engaged in willful misconduct in the discharge of Participant’s duties and/or responsibilities.

2.2.3.      “Change in Control” shall be deemed to have occurred upon the following:

(a)           the acquisition (other than by a direct purchase of shares from the Company or pursuant to any action or transaction or series of related actions or transactions approved in advance by the Board) by any “person,” including a “syndication” or “group,” as those terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act, of securities representing 20% or more of the combined voting power of the Company’s then outstanding voting securities, which is any security that ordinarily possesses the power to vote in the election of the board of directors of a corporation without the happening of any precondition or contingency;

(b)           the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the shareholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the shareholders of the Company entitled to vote on such merger or consolidation, the shareholders of the Company as of such record date;

(c)           if at any time during a calendar year a majority of the directors of the Company are not persons who were directors at the beginning of the calendar year; or

(d)           the Company transfers substantially all of its assets to another corporation which is less than 80% owned by the Company.

Notwithstanding the foregoing, a “Change in Control” shall not mean any acquisition by any “person,” including a “syndication” or “group,” as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, of securities representing 20% or more of the combined voting power of the Company’s then outstanding voting securities with respect to any person who owns such outstanding voting securities at the time of the effectiveness of this Plan, provided such person does not thereafter acquire any additional voting securities that in the aggregate exceed more than 2% of the combined voting power of the Company’s then outstanding voting securities.

2.2.4.      “Good Reason” means the occurrence of any one or more of the following events which continues uncured for a period not less than thirty (30) days following written notice given by the Participant to the Company within fifteen (15) days following the occurrence of such event:

(a)           any material breach of Participant’s employment agreement, if any, with the Company;

(b)           any failure to continue the Participant as an executive officer of the Company provided that Participant is or becomes an executive officer;

(c)           any Company requirement that Participant performs his services to the Company primarily at a location outside of metropolitan Atlanta, Georgia; or

(d)           the reduction of Participant’s salary below the amount established in Participant’s employment agreement, if any.

2.3.         Agreements Precedent to Collecting Benefits. As a condition precedent to the vesting of a Participant’s right to collect any benefits pursuant to this Plan, the Participant must execute all of the following agreements (in a form satisfactory to the Sponsor, subject to the Sponsor’s sole and absolute discretion to waive the execution of any agreement):

2.3.1.      a general release of any and all past, present, or future claims (whether or not such claims relate to the Plan) that the Participant may have against the Company, its subsidiaries and affiliates, and their officers, directors, employees and agents, and a covenant not to bring any action in respect of any claim so released;

2.3.2.      an agreement not to make disparaging comments (whether orally or in writing) regarding the Company or its subsidiaries and affiliates, its officers and employees, its products and services, or any other aspect of the Company’s business either during or following termination of your employment with the Company; and

2.3.3.      an agreement that the Participant will not, without the prior written consent of the Company, disclose to any entity or person any information which is treated as confidential by the Company (“Confidential Information”), and is not generally known or available to the public, provided, that you may make disclosures of such Confidential Information to the extent required by law or legal process. The term “Confidential Information” includes:

(a)           information regarding the business methods, business policies, procedures, techniques, business or strategic plans, trade secrets, pricing policies, or other processes of or developed by the Company;

(b)           any names and addresses of customers or clients, and any data on or relating to past, present or prospective customers or clients;

(c)           formulae, inventions, research or development projects or results, or other knowledge developed by the Company; and

(d)           any other confidential information relating to or dealing with the business operations or activities of the Company; made known to you or learned or acquired by you while in the employ of the Company, which is not generally known to others outside the Company, whether written or otherwise, regarding earnings, plans, strategies, prospective and executed contracts and other business arrangements.

2.3.4.      Participant’s agreement, upon termination of employment, to promptly return all property of the Company, to reimburse the Company for any personal telephone calls, credit card charges and other expenses, and Participant’s payment of all amounts due to the Company.

Notwithstanding any other provision of the Plan, Participant will not be treated as having satisfied the requirements of this Section 2.3 unless (a) Participant executes any one or more of the above agreements that the Sponsor may for any reason require, (b) Participant delivers such agreements to the person, and within the time period, prescribed in such agreement, and (c) Participant does not make a legally valid revocation of such agreement.

2.4.         Pre-existing Plans

Notwithstanding anything in this Plan to the contrary, Section 12 of the Company’s 2002 Stock Plan and Section 12 of the Company’s 2003 Stock Plan, and not this Plan (including Section 2.1 hereof) shall govern the vesting of options and stock awards granted under the 2002 Stock Plan and 2003 Stock Plan, respectively, in the event of a Change in Control.

3.             Taxes

Taxes will be withheld from each Participant’s Severance Benefits to the extent the Plan Administrator determines that this is required by law.

4.             Relation to Other Plans and Agreements

Any Severance Benefits that a Participant receives will be in addition to any other benefits to which a Participant is entitled by Company policy or the law. No Severance Benefits will be taken into account for purposes of determining benefits under other Company benefit plans, retirement or pension plans, 401(k) plans, or similar retirement arrangements. All such plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended.

5.             Claims Procedures

5.1.         Formal Claims Typically Not Required

Typically, you will not need to present a formal claim to receive the Severance Benefits payable under this Plan.

5.2.         Disputes

If any person believes that Severance Benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Participant’s legal rights are being violated with respect to the Plan, the Participant must file a formal claim with the Plan Administrator within the time period set forth in Section 5.3. The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 5.4. This requirement applies to all claims that any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Participant.

5.3.         Time for Filing Claims

A formal claim must be filed within ninety (90) days after the date the Participant first knew or should have known of the facts on which the claim is based (or, if earlier, the date that is one hundred twenty (120) days after your employment terminates for any reason), unless the Sponsor in writing consents otherwise. The Plan

Administrator will provide a Participant, on request, with a copy of the claims procedures established under Section 5.4. If a Participant files an untimely claim, no Severance Benefits of any kind shall be payable under the Plan.

5.4.         Procedures

5.4.1.      If the Plan Administrator does not offer a Participant the payment of Severance Benefits under this Plan within ten (10) days after the occurrence of a Triggering Event, the Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in Section 5.3 above. If the Participant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the Participant with a written notice of the denial. This written notice must be provided to the Participant within a reasonable period of time after the receipt of the Participant’s claim by the Plan Administrator (generally within thirty (30) days after the occurrence of a Triggering Event). Written notice of denial of a claim must contain the following information:

(a)           the specific reason or reasons for the denial;

(b)           a specific reference to those provisions of the Plan on which such denial is based;

(c)           a description of any additional information or material necessary to perfect the Participant’s claim, and an explanation of why such material or information is necessary; and

(d)           a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the Participant’s claim.

5.4.2.      If the Participant’s claim has been denied, and the Participant wishes to submit his or her request for a review of his or her claim, the Participant must follow the following Claims Review Procedure:

(a)           Upon the denial of a claim for benefits, the Participant may file a request for review of the claim, in writing, with the Plan Administrator;

(b)           The Participant must file the claim for review not later than sixty (60) days after the Participant has received written notification of the denial of the claim for benefits;

(c)           The Participant has the right to review and obtain copies of all  relevant documents relating to the denial of the claim and to submit any issues and comments, in writing, to the Plan Administrator;

(d)           If the Participant’s claim is denied, the Plan Administrator must provide the Participant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the Participant’s written claim for review.

5.4.3.      The Plan Administrator’s decision regarding the Participant’s claim for review will be communicated to the Participant in writing, and if the Participant’s claim for review is denied in whole or part, the decision will include:

(a)           the specific reason or reasons for the denial;

(b)           specific references to the pertinent provisions of the Plan on which the decision was based; and

(c)           a statement that the Participant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Participant’s claim for benefits.

6.             Plan Administration

6.1.         Discretion. The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of the Plan and to determine all questions relating to eligibility for Plan benefits. The Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

6.2.         Finality of Determinations. Unless arbitrary and capricious, all actions taken and all determinations by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority will not obligate it to exercise its authority in a like fashion thereafter.

6.3.         Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Sponsor or the Plan Administrator, as the case may be), or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator (but with regard to the intent of the Sponsor as settlor).

6.4.         Scope. This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

7.             Costs, Indemnification, and Reimbursement for Litigation Expenses

7.1.         All costs of administering the Plan and providing Plan benefits will be paid by the Company.

7.2.         To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company will indemnify and hold harmless its (and its affiliates’) current and former officers, directors, employees, and agents against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

8.             Plan Amendment and Termination; Limitation on Employee Rights; Conditions of Receipt of Severance Benefits

8.1.         Sponsor May Amend or Terminate the Plan. Subject to subsection 8.2, the Sponsor, acting through its Board of Directors or its delegate, has the right in its sole and absolute discretion to amend the Plan, to extend its term, or to terminate the Plan, prospectively.

8.2.         Application of Amendment or Termination of the Plan. Notwithstanding the foregoing, any amendment or termination of the Plan that occurs on or after the Participation Date will only apply to those Participants:

8.2.1.      who consent individually and in writing to the amendment or termination of the Plan; or

8.2.2.      whose vested Severance Benefit is not adversely affected by such amendment or termination.

8.3.         No Right to Continued Employment. This Plan shall not give any employee the right to be retained in the service of the Company, and shall not interfere with or restrict the right of the Company to discharge or retire the employee for any lawful reason.

9.             Governing Law. This Plan is not a welfare plan subject to ERISA. The laws of the State of Georgia (excluding its choice of laws principles) shall govern this Plan.

FIRST HORIZON PHARMACEUTICAL CORPORATION

By:	/s/ Patrick Fourteau
Patrick Fourteau, President
and Chief Executive Officer

Exhibit A

Initial Participants

Michael Mavrogordato

Leslie Zacks

Sam Gibbons